Filed pursuant to Rule 433

Registration Statement No. 333-234564

Issuer Free Writing Prospectus dated November 10, 2020

Relating to Prospectus Supplement dated November 10, 2020

(To Prospectus dated November 22, 2019)

Organigram Announces $60 Million

Underwritten Public Offering

MONCTON, NB, November 10, 2020 — Organigram Holdings Inc. (NASDAQ: OGI) (TSX: OGI), the parent company of Organigram Inc. (the “Company” or “Organigram”), a leading licensed producer of cannabis, announced today an underwritten public offering of units of the Company (the “Units”) whereby a syndicate of underwriters, led by Canaccord Genuity Corp., has agreed to purchase 32,500,000 Units from the Company at a price of C$1.85 per Unit, for total gross proceeds of C$60,125,000 (the “Offering”).

Each Unit will be comprised of one common share of the Company (a “Common Share”) and one half of one common share purchase warrant of the Company (each full common share purchase warrant, a “Warrant”). Each Warrant will be exercisable to acquire one common share of the Company (a “Warrant Share”) for a period of 3 years following the closing date of the Offering at an exercise price of C$2.50 per Warrant Share, subject to adjustment in certain events.

In addition, the Company has granted the underwriters a 30-day option to purchase up to an additional 15% of the Units offered in the proposed Offering on the same terms and conditions.

The Offering is expected to close on November 12, 2020 and will be subject to market and other customary conditions, including approvals of the Toronto Stock Exchange and the NASDAQ.

The Company expects to use the net proceeds from the Offering to repay indebtedness, and for working capital and other general corporate purposes.

The Units will be offered pursuant to a prospectus supplement (the “Prospectus Supplement”) to its short form base shelf prospectus dated November 22, 2019 (the “Base Shelf Prospectus”) to be filed with the securities commissions or similar securities regulatory authorities in each of the provinces and territories of Canada. In addition, the Prospectus Supplement will be filed with the United States Securities and Exchange Commission (the “SEC”) as a supplement to the Company’s registration statement on Form F-10 (SEC File No. 333-234564) (the “Registration Statement”) under the United  States/Canada Multi-Jurisdictional Disclosure System  which includes the Base Shelf Prospectus. The Prospectus Supplement, the Base Shelf Prospectus and the Registration Statement contain important detailed information about the Company and the proposed Offering. Prospective investors should read the Prospectus Supplement, the Base Shelf Prospectus and the Registration Statement and the other documents the Company has filed on SEDAR and EDGAR before making an investment decision.

Copies of the Prospectus Supplement, following filing thereof, and the Base Shelf Prospectus will be available on SEDAR at www.sedar.com and copies of the Prospectus Supplement and the Registration Statement will be available on EDGAR on the SEC’s web site at www.sec.gov. Copies of the Prospectus Supplement, following filing thereof, the Base Shelf Prospectus and the Registration Statement may also be obtained in Canada from Canaccord Genuity Corp., 161 Bay Street, Suite 3000, Toronto, ON M5J 2S1 and in the United States from Canaccord Genuity LLC, 99 High Street, Suite 1200, Boston, Massachusetts 02110, Attn: Syndicate Department, by telephone at (617) 371-3900, or by email at prospectus@canaccordgenuity.com.

No securities regulatory authority has either approved or disapproved of the contents of this press release. This press release is for information purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Organigram Holdings Inc.

Organigram Holdings Inc. is a NASDAQ Global Select and TSX listed company whose wholly owned subsidiary, Organigram Inc., is a licensed producer of cannabis and cannabis-derived products in Canada.

Organigram is focused on producing high-quality, indoor-grown cannabis for patients and adult recreational consumers in Canada, as well as developing international business partnerships to extend the Company's global footprint. Organigram has also developed a portfolio of legal adult use recreational cannabis brands including The Edison Cannabis Company, Ankr Organics and Trailblazer. Organigram's facility is located in Moncton, New Brunswick and the Company is regulated by the Cannabis Act and the Cannabis Regulations (Canada).

Forward Looking Statements

This news release contains forward-looking information and forward-looking statements (together, “forward-looking information”) including statements regarding the terms, timing and potential completion of, and use of proceeds from, the Offering. Often, but not always, forward-looking information can be identified by the use of words such as “plans”, “expects”, “estimates”, “intends”, “anticipates”, “believes” or variations of such words and phrases or state that certain actions, events, or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking information involves known and unknown risks, uncertainties and other factors that may cause actual results, events, performance or achievements of Organigram to differ materially from current expectations or future results, performance or achievements expressed or implied by the forward-looking information contained in this news release. Risks, uncertainties and other factors involved with forward-looking information could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information including factors and risks as disclosed in the Company’s most recent annual information form, management’s discussion and analysis and other Company documents filed from time to time on SEDAR (see www.sedar.com) and filed or furnished to the Securities and Exchange Commission on EDGAR (see www.sec.gov) including that the Offering may not be completed on the terms indicated or at all, the Company may be unsuccessful in satisfying the conditions to closing of the Offering and the Company’s use of proceeds of the Offering may differ from those indicated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Although the Company believes that the assumptions and factors used in preparing the forward-looking information in this news release are reasonable, undue reliance should not be placed on such information and no assurance can be given that such events will occur in the disclosed time frames or at all. The forward-looking information included in this news release are made as of the date of this news release and the Company disclaims any intention or obligation, except to the extent required by law, to update or revise any forward-looking information, whether as a result of new information, future events or otherwise.

Contacts

For Investor Relations enquiries, please contact:

Amy Schwalm

Vice President, Investor Relations

Amy.Schwalm@organigram.ca

(416) 704-9057

For Media enquiries, please contact:

Marlo Taylor

mtaylor@gagecommunications.ca